Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2013 Results

Net Income totals $12.8 Million as Third Quarter Sales top $400 Million

October 24, 2013 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the third quarter ended September 30, 2013.

Highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	Third quarter 2013 sales increased 38.1 percent to $402.9 million compared to third quarter 2012 sales of $291.8 million.

•	Gross margin percentage improved to 23.0 percent, up from 19.8 percent in the third quarter of 2012.

•	Operating income was $20.3 million, up nearly $22.0 million when compared to an operating loss of ($1.6) million for the third quarter of 2012.

•	Net income was $12.8 million, a $26.4 million improvement over a net loss of ($13.6) million for the third quarter of 2012.

•	Third quarter 2013 Adjusted EBITDA was $23.0 million compared to Adjusted EBITDA of $3.0 million for the third quarter of 2012.

•	Positive cash generation of $24.8 million in the third quarter of 2013 compared to cash used of $14.4 million in the third quarter of 2012.

Floyd Sherman, Builders FirstSource Chief Executive Officer said, “Our trend of improving financial results continued as our top line growth and gross margin increase helped us achieve positive net income and positive cash flow in the current quarter. As we have previously stated, our focus has been on increasing market share while expanding gross margins. To that end, our third quarter sales were $402.9 million, an increase of 38.1 percent when compared to the third quarter of 2012. This marks the eighth consecutive quarter of year-over-year sales growth above 30 percent, and shows our sales growth is still outpacing the increase in residential construction activity.”

Mr. Sherman added, “Our gross margin percentage increased to 23.0 percent for the current quarter, up from 19.8 percent for the third quarter of 2012. This margin increase was accomplished in spite of the continuation of a very competitive pricing environment, and was largely due to better customer pricing, an increase in sales volume, and a lower rate of material cost inflation.”

Builders FirstSource Reports Third Quarter 2013 Results  (continued)

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer added, “Equally important to our near term goal of returning to positive net income was continued leveraging of our operating expenses. In the third quarter, our selling, general and administrative expenses decreased to 18.0 percent of sales as compared to 20.1 percent for the third quarter of 2012.” Mr. Crow added, “Another highlight of the quarter was our positive cash flow of approximately $25.0 million, resulting in liquidity at the end of the current quarter of $211.5 million, consisting of $50.4 million of available cash and $161.1 million in borrowing availability under our revolving credit facility. Our May 2013 refinancing strengthened our balance sheet and allowed the company to increase its focus on profitable growth and creating shareholder value.”

Third Quarter 2013 Results Compared to Third Quarter 2012

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•	Sales were $402.9 million compared to $291.8 million, an increase of $111.2 million or 38.1 percent. We estimate sales increased 29.6 percent due to increased volume and 8.5 percent due to price.

•	Gross margin percentage was 23.0 percent, up from 19.8 percent, a 320 basis point improvement. Our gross margin percent increased 280 basis points due to improved sales price and 40 basis points due to increased sales volume. On a sequential quarter basis, gross margin percentage improved from 20.7 percent to 23.0 percent.

•	Selling, general and administrative (“SG&A”) expenses increased $13.7 million, or 23.3 percent. As a percentage of sales, SG&A expense decreased to 18.0 percent compared to 20.1 percent. Our salaries and benefits expense, excluding stock compensation expense, was $46.4 million, or 11.5 percent of sales, compared to $35.6 million, or 12.2 percent of sales. Delivery expense increased $1.3 million and other general administrative expense increased $1.4 million, both a result of increased sales volume.

•	Interest expense was $7.5 million, a decrease of $3.1 million, which relates primarily to our recent refinancing. For the current year quarter, interest expense included $6.7 million related to our outstanding senior secured notes due 2021 and $0.6 million of amortized deferred loan costs. Interest expense in the third quarter of 2012 included $4.7 million related to our term loan and $4.5 million related to our floating rate notes due 2016. In addition, interest expense in the third quarter of 2012 included a $0.7 million non-cash, fair value adjustment related to stock warrants issued in connection with the term loan and $0.2 million of amortized deferred loan costs.

•	We recorded a $0.1 million income tax benefit compared to $0.0 million of income tax expense in the third quarter of 2012. We recorded a reduction of the after-tax, non-cash valuation allowance of $3.4 million in the third quarter of 2013. We recorded an increase in the after-tax, non-cash valuation allowance of $ 4.6 million in the third quarter of 2012. Both were related to our net deferred tax assets. Absent the valuation allowance, the effective tax rate, inclusive of discrete items, would have been 25.8 percent and 37.6 percent in the third quarters of 2013 and 2012, respectively. As of September 30, 2013, our gross federal income tax net operating loss available for carry-forward was approximately $270 million.

•	Income from continuing operations was $13.0 million, or $0.13 per diluted share, compared to a loss from continuing operations of $12.3 million, or $0.13 loss per diluted share in the third quarter of 2012. Excluding facility closure costs, the fair value adjustment for stock warrants and the tax valuation allowance, our income from continuing operations was $9.2 million, or $0.09 per diluted share, for the current year quarter, compared to a loss from continuing operations of $6.5 million, or $0.07 loss per diluted share, for the third quarter of 2012. See reconciliation attached.

Builders FirstSource Reports Third Quarter 2013 Results  (continued)

•	Net income was $12.8 million, or $0.13 per diluted share, compared to a net loss of $13.6 million, or $0.14 loss per diluted share.

•	Diluted weighted average shares outstanding were 99.8 million in the third quarter of 2013 compared to 95.5 million in the same quarter of 2012. Restricted stock shares were included in diluted weighted average shares outstanding for the third quarter of 2013 because the company generated net income and excluded in the third quarter of 2012 because the company reported a net loss. Incremental shares related to stock options and stock warrants were included in diluted weighted average shares outstanding for the third quarter of 2013 and excluded in the third quarter of 2012 because their effect was anti-dilutive.

•	Adjusted EBITDA was $23.0 million, or 5.7 percent of sales, compared to $3.0 million, or 1.0 percent of sales, for the third quarter of 2012. See reconciliation attached.

Liquidity and Capital Resources

•	Total liquidity at September 30, 2013 was approximately $211.5 million, which included $50.4 million of available cash and $161.1 million in borrowing availability under our revolver. We had no borrowings during the quarter under our revolver.

•	Operating cash flow was $29.7 million for the third quarter of 2013, which included a $14.5 million reduction in working capital. Our new senior secured notes due 2021 require interest payments semi-annually in June and December. Therefore, our third quarter 2013 operating cash flow does not include an interest payment pertaining to these notes of approximately $6.7 million included in accrued liabilities. Operating cash flow was ($11.1) million in the third quarter of 2012, and included $4.0 million related to working capital build.

•	Capital expenditures were $4.8 million for the third quarter of 2013, compared to $5.2 million for the same quarter of 2012. We expect capital expenditures in the fourth quarter of 2013 to be approximately $8.0 million, and expect 2014 capital expenditures to be between $15-$20 million, as we continue to invest in our fleet and truss, panel, door and window capabilities.

Outlook

Concluding, Mr. Sherman said, “Despite the challenges we still face within the industry such as the historically low rate of housing starts, availability of credit for homebuyers, shortages of skilled construction labor, and the competitive pricing environment, we believe the demand for housing continues to strengthen and the outlook for continued industry improvement remains positive. We saw our financial results accelerate through the third quarter and are optimistic regarding our outlook, taking seasonal differences into account, for the remainder of the year. I am extremely pleased with our recent financial performance and know it would not have been possible without the dedication and hard work of all our employees.”

Builders FirstSource Reports Third Quarter 2013 Results  (continued)

Conference Call

Builders FirstSource will host a conference call Friday, October 25, 2013 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-768-6490 (U.S. and Canada) and 785-830-7987 (international). A replay of the call will be available at 3:00 p.m. CT through October 30th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 2925886. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 47 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Chad Crow	Marcie Hyder
Senior Vice President and Chief Financial Officer	Vice President and Corporate Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3585	(214) 880-3551

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Sales	$402,931	$291,780	$1,120,781	$783,088
Cost of sales	310,437	234,067	883,708	626,592

Gross margin	92,494	57,713	237,073	156,496
Selling, general and administrative expenses (includes stock-based compensation expense of $966 and $947 for the three months ended in 2013 and 2012, respectively, and $3,285 and $2,672 for the nine months ended in 2013 and 2012, respectively.)	72,343	58,650	202,432	164,443
Facility closure costs	(197)	692	(86)	896

Income (loss) from operations	20,348	(1,629)	34,727	(8,843)
Interest expense, net	7,525	10,618	81,083	34,184

Income (loss) from continuing operations before income taxes	12,823	(12,247)	(46,356)	(43,027)
Income tax (benefit) expense	(129)	33	586	351

Income (loss) from continuing operations	12,952	(12,280)	(46,942)	(43,378)
Loss from discontinued operations (net of income tax expense of $0 in 2013 and 2012, respectively)	(158)	(1,285)	(278)	(1,430)

Net income (loss)	$12,794	$(13,565)	$(47,220)	$(44,808)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.13)	$(0.49)	$(0.46)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)

Net income (loss)	$0.13	$(0.14)	$(0.49)	$(0.47)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.13)	$(0.49)	$(0.46)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.01)

Net income (loss)	$0.13	$(0.14)	$(0.49)	$(0.47)

Weighted average common shares:
Basic	97,229	95,514	96,314	95,401

Diluted	99,765	95,514	96,314	95,401

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended September 30,
	2013		2012
	(in thousands)
Prefabricated components	$82,955	20.6%	$56,137	19.2%
Windows & doors	84,436	21.0%	61,821	21.2%
Lumber & lumber sheet goods	137,514	34.1%	97,305	33.4%
Millwork	37,434	9.3%	28,048	9.6%
Other building products & services	60,592	15.0%	48,469	16.6%

Total sales	$402,931	100.0%	$291,780	100.0%

	Nine months ended September 30,
	2013		2012
	(in thousands)
Prefabricated components	$221,981	19.8%	$150,818	19.3%
Windows & doors	225,831	20.1%	170,841	21.8%
Lumber & lumber sheet goods	403,593	36.0%	251,677	32.1%
Millwork	101,672	9.1%	75,845	9.7%
Other building products & services	167,704	15.0%	133,907	17.1%

Total sales	$1,120,781	100.0%	$783,088	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2013	2012
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$50,356	$131,432
Restricted cash	—	12,068
Accounts receivable, less allowance of $3,788 and $2,831 at September 30, 2013 and December 31, 2012, respectively	164,049	117,405
Inventories	125,291	108,999
Other current assets	11,690	9,968

Total current assets	351,386	379,872
Property, plant and equipment, net	46,404	44,084
Goodwill	111,193	111,193
Other assets, net	24,887	15,692

Total assets	$533,870	$550,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,867	$79,397
Accrued liabilities	60,544	37,778
Current maturities of long-term debt	65	60

Total current liabilities	151,476	117,235
Long-term debt, net of current maturities	353,922	360,895
Other long-term liabilities	23,020	24,615

Total liabilities	528,418	502,745
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 97,276 and 96,916 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	967	957
Additional paid-in capital	368,037	363,471
Accumulated deficit	(363,552)	(316,332)

Total stockholders’ equity	5,452	48,096

Total liabilities and stockholders’ equity	$533,870	$550,841

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2013	2012
	(in thousands)
Cash flows from operating activities:
Net loss	$(47,220)	$(44,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,341	8,253
Amortization and write-off of deferred loan costs	3,450	514
Amortization and write-off of debt discount	7,794	1,022
Fair value adjustment of stock warrants	558	4,417
Deferred income taxes	875	338
Bad debt expense	866	458
Net non-cash income from discontinued operations	(195)	—
Stock compensation expense	3,285	2,672
Net gain on sale of assets	(167)	(27)
Changes in assets and liabilities:
Receivables	(47,510)	(47,109)
Inventories	(16,292)	(20,139)
Other current assets	(2,028)	(1,710)
Other assets and liabilities	(973)	103
Accounts payable	11,470	35,555
Accrued liabilities	22,574	11,615

Net cash used in operating activities	(56,172)	(48,846)

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,392)	(9,156)
Proceeds from sale of property, plant and equipment	1,674	219
Decrease in restricted cash	13,030	2,250

Net cash provided by (used in) investing activities	5,312	(6,687)

Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	—
Payments under revolving credit facility	(30,000)	—
Proceeds from issuance of long term debt	350,000	—
Payments of long-term debt and other loans	(364,763)	(39)
Payments of deferred loan costs	(15,539)	(358)
Payment of recapitalization costs	(37)	—
Exercise of stock options	1,159	268
Repurchase of common stock	(1,036)	(496)

Net cash used in financing activities	(30,216)	(625)

Net change in cash and cash equivalents	(81,076)	(56,158)
Cash and cash equivalents at beginning of period	131,432	146,833

Cash and cash equivalents at end of period	$50,356	$90,675

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited – dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Detail of Interest Expense:
Term loan	$—	$4,702	$10,638	$14,004
Prepayment Penalty - Term Loan	—	—	39,475	—
2021 notes	6,710	—	9,117	—
2016 notes	—	4,541	9,083	13,623
Credit facility	207	10	392	27
Change in fair value of stock warrants (1)	(198)	691	558	4,417
Amortization of debt discount (1) (2)	—	355	7,794	1,022
Amortization of deferred loan costs (1) (3)	617	174	3,450	515
Other	189	145	576	576

Interest expense, net	$7,525	$10,618	$81,083	$34,184

(1)	Non-cash item
(2)	Includes $6,797 write-off of term loan discount for the nine months ended September 30, 2013
(3)	Includes $2,150 write-off of debt issuance costs related to term loan & 2016 notes for the nine months ended September 30, 2013

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited – dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 24, 2013.

	Three months ended
	September 30,
	2013	2012
Reconciliation to Adjusted EBITDA:
Net income (loss)	$12,794	$(13,565)
Reconciling items:
Depreciation and amortization expense	2,033	2,912
Interest expense, net	7,525	10,618
Income tax (benefit) expense	(129)	33
Loss from discontinued operations, net of tax	158	1,285
Facility closure costs	(197)	692
Stock compensation expense	966	947
Other	(129)	38

Adjusted EBITDA	$23,021	$2,960

	Three months ended
	September 30,
	2013		2012
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Income (loss) from continuing operations		$12,952		$(12,280)
Reconciling items:
Facility closure costs	(197)	(120)	692	423
Warrant fair value adjustment		(198)		691
Tax valuation allowance		(3,443)		4,633

Adjusted income (loss) from continuing operations		$9,191		$(6,533)

Weighted average diluted shares outstanding		99,765		95,514

Adjusted income (loss) from continuing operations per diluted share		$0.09		$(0.07)